Exhibit 21.1
MetroPCS Communications, Inc. — Subsidiary Entities
MetroPCS 700 MHz, LLC
MetroPCS AWS, LLC
MetroPCS California, LLC
MetroPCS Finance, Inc.
MetroPCS Florida, LLC
MetroPCS Georgia, LLC
MetroPCS, Inc.
MetroPCS Massachusetts, LLC
MetroPCS Michigan, Inc.
MetroPCS Nevada, LLC
MetroPCS New York, LLC
MetroPCS Pennsylvania, LLC
MetroPCS Texas, LLC
MetroPCS Wireless, Inc.